UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELITE PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-3542636
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

165 Ludlow Avenue Northvale, New Jersey	07647
(Address of principal executive offices)	(Zip Code)

Elite Pharmaceuticals, Inc. 2009 Equity Incentive Plan
(Full title of the plan)

Chris Dick, President 165 Ludlow Avenue Northvale, New Jersey 07647
(Name and address of agent for service)

(201) 750-2646
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock	8,000,000	$0.1065	$852,000	$60.75
TOTAL	8,000,000	$0.1065	$852,000	$60.75

(1) This registration statement shall also cover any additional shares of common stock which become issuable under this Elite Pharmaceuticals, Inc. 2009 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of registrant’s common stock.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, based on the average of the bid and asked prices of the registrant’s common stock as reported by the Over-The-Counter Bulletin Board on December 18, 2009.
(3) Calculated pursuant to General Instruction E on Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Elite Pharmaceuticals, Inc. 2009 Equity Incentive Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424 in accordance with the Note to Part I of Form S-8.  These documents, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents are incorporated by reference into this registration statement when filed by the registrant:

(a)           the registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 29, 2009

(b)           the registrant’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on August 19, 2009 and November 16, 2009;

(c)           the registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 8, 2009, September 21, 2009, September 25, 2009, September 30, 2009, November 5, 2009 and December 2, 2009;

(d)           all documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents; and

(e)           the description of the registrant’s common stock included in the Form 8-A filed with the Securities and Exchange Commission on February 16, 2000.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Pursuant to authority conferred by Section 102 of the Delaware General Corporation Law (the “DGCL”), the registrant’s Certificate of Incorporation, as amended, contains a provision providing that the personal liability of a director is eliminated to the fullest extent provided by the DGCL.  The effect of this provision is that no director of the registrant is personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends as provided in Section 174 of the DGCL and (iv) any transaction from which the director derived an improper personal benefit.  This provision is intended to eliminate the risk that a director might incur personal liability to the registrant or its stockholders for breach of duty of care.  The Certificate of Incorporation, as amended, also provides that if the Delaware Law is amended to eliminate or limit further the liability of directors, then the liability of a director of the registrant shall be eliminated or limited, without further stockholder action.

Section 145 of the DGCL contains provisions permitting and, in some situations, requiring Delaware corporations, such as the registrant, to provide indemnification to their officers and directors for losses and litigation expenses incurred in connection with their service to the corporation in those capacities.  The by-laws of the registrant contain such a provision requiring that the registrant indemnify its directors and officers to the fullest extent permitted by law, as the law may be amended from time to time.

Item 7.    Exemption from Registration Claimed.

Not applicable

Item 8.    Exhibits.

Exhibit No.	Exhibit

5	Opinion regarding legality
10	Elite Pharmaceuticals, Inc. 2009 Equity Incentive Plan
23.1	Consent of Rosen Seymour Shapss Marlin & Company LLP
23.2	Consent of Richardson & Patel LLP (included in exhibit 5)

Item 9.    Undertakings

(a)           The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be deemed to be the initial bona fide offering thereof;

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)           The undersigned registrant hereby undertakes that, for puposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be th initial bona fide offering thereof.

(e)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Northvale, New Jersey on this 18th day of December 2009.

ELITE PHARMACEUTICALS, INC.

By:	/s/ Chris Dick
Chris Dick, President

By:	/s/ Carter Ward
Carter Ward, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

December 18, 2009

/s/ Chris Dick
Chris Dick
President and Director
December 18, 2009

/s/ Carter Ward
Carter Ward
Chief Financial Officer
December 18, 2009

/s/ Jerry Treppel
Jerry Treppel
Chief Executive Officer and Director
December 18, 2009

/s/ Ashok G. Nigalaye
Ashok G. Nigalaye
Director
December 18, 2009

/s/ Jeenanne Narine
Jeenanne Narine
Director

December 18, 2009

/s/ Ram Potti
Ram Potti
Director
December 18, 2009

/s/ Barry Dash
Barry Dash, Ph.D.
Director
December 18, 2009

/s/ Jeffrey Whitnell
Jeffrey Whitnell
Director